                                                          Registration No. 33-

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     Form S-8

                              REGISTRATION STATEMENT
                                       Under
                            THE SECURITIES ACT OF 1933

                              The Advest Group, Inc.
               Exact name of registrant as specified in its charter)

                 Delaware                               06-095044
                (State or other jurisdiction of    (I.R.S. Employer
                Incorporation or organization)     Identification No.)

        1 Commercial Plaza-280 Trumbull Street, Hartford, Connecticut 06103
                     (Address of Principal Executive Offices)

                        The Advest Group, Inc. Thrift Plan
                             (Full title of the plan)

                                Lee G. Kuckro, Esq.
                           Secretary and General Counsel
                              The Advest Group, Inc.
                      1 Commercial Plaza-280 Trumbull Street
                            Hartford, Connecticut 06103
                      (Name and address of agent for service)

                                  (203) 525-1421
           (Telephone number, including area code, of agent for service)

                          CALCULATION OF REGISTRATION FEE

                                  Proposed     Proposed
 Title of                         maximum      maximum
securities         Amount         offering    aggregate     Amount of
  to be            to be           price       offering    registration
registered       registered      per share      price           fee
- ------------------------------------------------------------------------


Common Stock,  300,000 shs.(1)  $7.0625(2)    $2,118,750        $662.11
$.01 par value

9% Convertible
Subordinated
Debentures due
2008             $1,000,000(1)     100%       $1,000,000        $312.50

Common Stock,
$.01 par value  73,692 shs.(3)  $7.0625(2)    $520,449.75       $162.64

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Advest Group, Inc. Thrift Plan (the "Plan").

(1) Estimated pursuant to Rule 457(c) and Rule 457(h) as the number of shares of Common Stock, 9% Convertible Subordinated Debentures ("Debentures") of The Advest Group, Inc. to be purchased by the Plan with employer and employee contributions, which securities may be acquired by participants in the Plan.

(2) Based on the average of the high and low prices of a share of Common Stock as reported in the consolidated reporting system on November 12, 1993.

(3) Estimated as the number of shares into which the Debentures are convertible.

Total of sequentially numbered pages 52.
Exhibit index sequential page number page 8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to shares of Common Stock, par value $.01 per share ("Common Stock") and 9% Convertible Subordinated Debentures due 2008 ("Debentures"), which may be purchased with employer and employee contributions under The Advest Group, Inc. Thrift Plan (the "Plan"). This Registration Statement also relates to shares of Common Stock into which the Debentures are convertible.

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by The Advest Group, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

(b) The Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1992, March 31, 1993 and June 30, 1993;

(c) The description of the Company's Common Stock which is contained in its registration statement on Form 10 filed under the 1934 Act, and any amendment or report filed under the 1934 Act for the purpose of updating such description; and

(d) The description of the Debentures contained in the Company's Registration Statement on Form 8-A filed under the 1934 Act and any amendment or report filed under the 1934 Act for the purpose of updating such description.

     All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The consolidated balance sheet as of September 30, 1992, and the consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     With respect to the unaudited interim financial information incorporated by reference in this registration statement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1992, March 31, 1993 and June 30, 1993, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because each report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The financial statements and schedules included in or incorporated by reference into this Form S-8 registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen & Co., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense of settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

     Unless ordered by a court, an indemnification can be made by a corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in Delaware law. The indemnification provided by Section 145 of the DGCL includes the right to be paid by the corporation the expenses incurred in defending proceedings in advance of their final disposition. Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by Section 145 of the DGCL is not exclusive of any other right which any person may have or acquire under any statute, provision of the certificate of incorporation or bylaws, or otherwise. In addition, Section 145 of the DGCL authorizes a corporation to maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Company's Certificate of Incorporation permits indemnification of directors and officers to the full extent permitted by the DGCL. In addition, the Company currently maintains an insurance policy insuring its officers and directors against certain liabilities incident to their position with the Company.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith:

Exhibit No.          Description

4.1   The Advest Group, Inc. Thrift Plan

4.2 Indenture pertaining to Debentures (Incorporated by reference to Exhibit 4(e) to the Company's Registration Statement on Form S-1 (No. 2-81997))

5     Internal Revenue Service determination letter with respect to the Plan
(The Company undertakes to submit the Plan to the Internal Revenue Service ("IRS") and to make all changes required by the IRS in order to qualify the Plan.)
15    Letter re unaudited interim financial information

23.1  Consent of Coopers & Lybrand

23.2  Consent of Arthur Andersen & Co.

24    Power of attorney  (See Signature pages.)

Item 9.  Undertakings.

A.     Undertaking to Update Annually

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking With Respect to Incorporating Subsequent Exchange Act Documents By Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Undertaking With Respect to Indemnification of Directors, Officers or Controlling Persons

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on October 28, 1993.

                                  The Advest Group, Inc.


                                  By    Allen Weintraub
                                Name:  (Allen Weintraub)
                               Title:  Chief Executive
                                       Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Allen Weintraub and Lee G. Kuckro and each of them singly, such person's true and lawful attorneys, with full power to them and each of them to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.


Signature                       Title                  Date

 Allen Weintraub          Chief Executive Officer   October 28, 1993
(Allen Weintraub)         and Director (Principal
                          Executive Officer)

 Martin M. Lilienthal     Senior Vice President     October 28, 1993
(Martin M. Lilienthal)    and Treasurer (Chief
                          Financial and Principal
                          Accounting Officer)

 George A. Boujoukos      Director                  October 28, 1993
(George A. Boujoukos)

 Anthony E. Cascino       Director                  October 28, 1993
(Anthony E. Cascino)

 Richard G. Dooley        Director                  October 28, 1993
(Richard G. Dooley)

 Grant Kurtz              Director                  October 28, 1993
(Grant Kurtz)

 Anthony A. LaCroix       Chairman of the Board     October 28, 1993
(Anthony A. LaCroix)      and Director

 Charles T. Larus         Director                  October 28, 1993
(Charles T. Larus)

 Corine T. Norgaard       Director                  October 28, 1993
(Corine T. Norgaard)

 John A. Powers           Director                  October 28, 1993
(John A. Powers)

 Robert L. Thomas         Director                  October 28, 1993
(Robert L. Thomas)

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on October 28, 1993.


                         The Advest Group, Inc. Thrift Plan



                         By:        Robert W. Rulevich
                            Name:  (Robert W. Rulevich)
                            Title:  Plan Administrator

                                   EXHIBIT INDEX


Exhibit No.          Description                           Page

      4             The Advest Group, Inc. Thrift Plan       9

      15            Letter re unaudited interim financial
                    information                             50

      23.1          Consent of Coopers & Lybrand            51

      23.2          Consent of Arthur Andersen & Co.        52

      24            Power of Attorney (See Signature pages.)